Exhibit 3-3

HADDAD-WYLIE INDUSTRIES, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Agreement”) of Haddad-Wylie Industries, LLC (the "Company"), is entered into on November 5, 2008 and made effective as of January 1, 2007, by and among those Persons who execute counterparts of this Agreement and all Persons who subsequently become members of the Company (the “Members”).

ARTICLE I
FORMATION OF LIMITED LIABILITY COMPANY

1.1           Formation.  The Company was formed by the filing of a Certificate of Organization with the Pennsylvania Department of State on August 26, 2004 pursuant to the Pennsylvania Limited Liability Company Law of 1994, as the same shall be amended (the “Act”).

1.2           Name and Principal Place of Business.  Unless and until amended in accordance with this Agreement and the Act, the name of the Company will be “Haddad-Wylie Industries, LLC”.  The principal place of business of the Company in Pennsylvania shall initially be 3840 South Water Street, Pittsburgh, Allegheny County, PA, 15203 or in such other place or places as the Members from time to time determine.

1.3           Agent for Service of Process.  Until such time as the Members have appointed a different Person to act in the Commonwealth of Pennsylvania as the agent of the Company for service of process, the Company’s agent for service of process shall be Deric Haddad, whose address is 3840 South Water Street, Pittsburgh, Allegheny County, PA, 15203.

1.4           Agreement.  For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended.  It is the express intention of the parties hereto that this Agreement shall be the sole statement of agreement among them, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, the Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule.  To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act.  In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of the Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such interpretation or amendment.

1.5           Business.  The purpose of the Company is to engage in any lawful act or activity for which an LLC may be organized under the Act.  It is the intention of the parties that the Company will engage in the design, manufacture, sale, and installation of modular and other forms of clean rooms for the medical, pharmaceutical, high tech, and other industries,  as well as sale of products and services related thereto.

1.6           Definitions.  Terms not otherwise defined in this Agreement shall have the meanings set forth in Article XV.

1.7           Term.  The Company shall continue in existence in perpetuity or until terminated pursuant to Article XIV of this Agreement.

ARTICLE II
MEMBERSHIP

2.1           Initial Members.  The Initial Members of the Company are set forth on Exhibit A hereto.

2.2           Representations and Warranties of the Members.  Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)           Compliance with Other Instruments.  The Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which such Member is bound.

(b)           Purchase Entirely for Own Account.  The Member has acquired or is acquiring his or her interest in the Company for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person its interest or any part thereof nor does such Member have any plans to enter into any such agreement.

(c)           Investment Experience.  By reason of the Member’s business or financial experience, the Member has the capacity to protect the Member’s own interests in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(d)           Disclosure of Information.  The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

(e)           Federal and State Securities Laws.  Assuming federal and state securities laws apply to the interests described herein, the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

2.3           LLC Units; Certificates.  Ownership of the Company shall be divided into and represented by Units of the Company (the “Units”).  The total number of Units which the Company is authorized to issue shall be 10,000.

The Company shall issue a certificate representing the number of Units owned by each Member of the Company.  Such certificates shall be signed by the President and the Secretary of the Company and a record of such certificates shall be maintained by the Secretary of the Company.  The certificates shall bear appropriate legends respecting the non-registration of the Units with the Securities and Exchange Commission; reference to this Agreement as related to transfer restrictions; and any other legend as determined to be necessary or appropriate by legal counsel for the Company

2.4           Additional Members.  Additional Members may be issued Units of the Company and admitted to the Company as Members upon such terms and conditions as the Members may determine, provided that no new class of units or interests having rights or preferences senior to those of the existing Units may be issued without the approval of a majority of the Members.

2.5           Dissociation of a Member.  Except as noted in Section 2.10 below (regarding Founding Members), the death, Bankruptcy or dissolution of a Member (i) will cause such Member to resign or to be dissociated from the Company; (ii) will terminate the continued membership of such Member in the Company; and (iii) may or may not cause a dissolution of this LLC pursuant to Article XIV hereof.

2.6           Rights of Dissociating Member.  Except as noted in Section 2.10 below, in the event any Member resigns, dies, withdraws or becomes dissociated pursuant to Section 2.5 (a “Dissociated Member”):

(a)           If the dissociation causes a dissolution and winding up of the Company under Article XIV, the Dissociated Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member;

(b)           If the dissociation does not cause a dissolution and winding up of the Company under Article XIV, the Company shall repurchase the Units of the Dissociated Member by delivering a notice of its election to purchase such Units within ninety (90) days of the date on which the Company learns of the event causing such dissociation.  The repurchase price shall be an amount equal to the Fair Market Value of the Units of the Dissociated Member on the date that notice is delivered hereunder and shall be paid within one year of the date of such notice.

(c)           In the event the Units of a Dissociated Member are purchased under this Section 2.6, interest shall accrue from the date on which notice of the Company's election to purchase Units is given pursuant to Section 2.6 (the “Valuation Date”) to the date on which full payment for the Units is made.  The interest rate shall be the short-term applicable federal rate, compounded monthly, for the month which includes the Valuation Date (as published by the Internal Revenue Service).

2.7           Disability of Member.  (Omitted from the Operating Agreement).

2.8           Termination of Employment or Competition.  In the event that: (i) an employee Member’s employment with the Company is terminated (whether voluntarily or involuntarily) or (ii) a Member becomes interested (directly or indirectly), as an employee, officer, director, shareholder, partner, consultant, member, advisor or any other type of affiliation with a competitor of the Company (as determined by the majority of the Members, the Member subject to the inquiry not being considered in determining the majority), the Company and the remaining Members shall have the option to purchase the Member’s Units according to procedures set forth in Article XII; provided, however, that this provision shall not apply when the employee Member’s Units are jointly held with another person who is also an employee Member.

2.9           Divorce of Member.  If any Member, or such Member's spouse, shall file a petition for divorce or institute any other legal proceedings for the termination of marriage, the following procedures shall apply:

(a)           The Member's interest in the Units and spouse’s spousal interest in the Units shall be reflected on their respective inventories of marital and separate assets.

(b)           If such Member's spouse is not already a Member of the Company:

(i)           the Member shall negotiate and seek, and spouse agrees to accept, an order for the division of marital and separate property such that the Member receives the entire spousal interest in the Units in exchange for awarding to spouse other marital and separate assets in which the Member has an interest that have a value approximately equal to the spousal interest.

(ii)           If the marriage of the Member and his or her spouse is terminated by divorce or annulment, and Member does not obtain all of his or her spouse’s interest in the Units incident to the divorce or annulment, then the Member and his or her spouse shall simultaneously give written notice to the Company within thirty (30) days after the effective date of the final, non-appealable divorce decree or of the annulment.  The written notice shall specify the effective date of termination of the marriage and the number of Units to which any interest retained by or to be transferred to the Member’s former spouse relates.  For a period of 60 days after the effective date of termination of the marriage, and notwithstanding anything to the contrary as may be set forth in an order of court of competent jurisdiction, the Member shall have an exclusive option to purchase all or any portion of his or her former spouse’s retained interest in the Units at the purchase price per Unit determined pursuant to Article XII.  The Member’s 60-day option shall be exercised by delivering to his or her former spouse and the Company a written notice specifying the number of Units as to which the option is being exercised.  The Members and their respective spouses expressly agree to this provision, as evidenced by their respective signatures on this Agreement.

(iii)           If the Member does not purchase all of his or her former spouse’s Units, then for a period of 60 days after the lapse of the Member's 60-day option period, the Company and the remaining Members shall have the obligation to purchase all of the former spouse’s remaining Units at the purchase price determined according to Article XII.  As between the Company and the remaining Members, their purchase obligation shall follow the procedure set forth in Article XII.

(iv)           Member and Spouse each expressly agree that the Company may intervene in their divorce or annulment proceeding without their objection for the purpose of enforcing the Company’s and the other Members’ rights under this Section 2.9(b).

(c)           If the Member and his or her spouse are each a Member of the Company at the time of the filing and such Members are unable to amicably agree upon the distribution of their respective Units, such Members' interests in the Company shall be determined pursuant to the terms of any such final, non-appealable order of court having jurisdiction over the matter.

2.10           Special Provisions related to Founders’ Units.  Notwithstanding anything to the contrary set forth in this Agreement, the following provisions shall apply upon the death of a Founder:
(a)           Deric Haddad or Heather Haddad:  The Units held by Deric and Heather Haddad are held jointly as Tenants by the Entireties; therefore, upon the death of either individual, the Units shall continue to be held by the surviving spouse.  In the event that both Deric and Heather Haddad are deceased, their Units shall automatically be transferred, without cost to the Company, to their children who survive them, in equal shares.  Inheritance taxes and any other governmental assessments related to the transfer shall not be borne by the Company or the other Members but shall be paid by the transferring Member’s estate.

(b)           James Wylie:  Upon the death of James Wylie, the Units held by him at the time of his death shall be transferred without cost to his wife, Maureen Wylie.  Notwithstanding anything to the contrary set forth in any will or other testamentary document of Maureen Wylie, upon her death, the Units then held by Maureen Wylie shall be transferred (without cost to the Company) to those children of Deric and Heather Haddad as shall survive Maureen Wylie, in equal shares.  Inheritance taxes and any other governmental assessments related to the transfer shall not be borne by the Company or the other Members but shall be paid by the children of Deric and Heather Haddad who receive the Units, if such children are no longer minors.  In the event that any such children are minors at the time of the transfer, the portion of any such taxes allocable to such minor child or children shall be paid by the guardian of the estate of such child or children (which may be the natural parents thereof).

ARTICLE III
CONTRIBUTIONS TO CAPITAL; CAPITAL ACCOUNTS

3.1           Capital Accounts.  A Capital Account shall be established and maintained on the Company's books for each Member.

3.2           Issuance of Units.  Each Member has been issued that number of Units set forth opposite his or her name as shown on Exhibit A.

3.3           Interest.  No Member shall be entitled to the payment of any interest with respect to contributions to the capital of the Company.

3.4           Additional Capital Contributions.  From time to time, a Majority-in-Interest of the Members may agree to require Additional Capital Contributions in the form of cash, property or services.  If Additional Capital Contributions are made to the Company by the Members other than on a pro-rata basis, then the Membership Interests of all the Members shall be recomputed ratably in proportion to the balances in the Members’ Capital Accounts after the making of such Additional Capital Contributions, with additional Units being issued as necessary to reflect such Additional Capital Contributions of each Member.  Notwithstanding the foregoing, if a Majority-in-Interest of the Members agree, any contribution to be made by a Member to the Company may be treated as an advance or loan to the Company or as an Additional Capital Contribution which shall not result in a recomputation of Membership Interests but which may be senior in liquidation and distribution preference to the Membership Interests of the other Members.

3.5           Withdrawals of Capital Contributions.   Except upon the approval by a Majority-in-Interest of the Members, or upon the Company’s dissolution and liquidation, no portion of any Member’s Capital Contributions may be withdrawn at any time.

3.6           Default in Capital Contributions.  If any Member fails to make any Capital Contribution when due, such Member shall be deemed to be in default under this Agreement, and the Company may exercise all of its rights at law, in equity and under this Agreement, including, without limitation, the commencement of a legal action to collect from such defaulting Member the entire amount of the unpaid Capital Contribution, together with interest, court costs and reasonable attorneys’ fees.

3.7           Adjustments to Capital Accounts.  Each Member’s Capital Account shall be:

(a)           increased by (i) the Member’s Additional Capital Contributions; (ii) the Member’s allocation of the Company’s Net Profits; and (iii) the Member’s assumption of any of the Company’s liabilities;

(b)           decreased by (i) all distributions to the Member; (ii) the Member's allocation of the Company’s Net Losses; (iii) the Member’s allocation of expenditures of the Company described in §705(a)(2)(B) of the Code; and (iv) the Company’s assumption of any of the Member’s liabilities;

(c)           increased or decreased to reflect a reevaluation of the Company’s assets in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(f) upon the liquidation (as such term is defined in Treasury Regulation § 1.704-1(b)(2)(ii)(g)) of the Company.

3.8           Transferred Capital Accounts.  Upon the Transfer of all or any part of a Member’s Units in accordance with the terms and conditions of this Agreement, including but not limited to Section 12 hereof, the Capital Account of the transferor Member that is attributable to the transferred Units shall carry over and be succeeded by the transferee Member.

3.9           Qualified Income Offset.  If, with respect to any taxable year during the term of the Company, a Member receives an adjustment, allocation or distribution of the type described in Section 1.704-(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations that results in such Member’s Adjusted Capital Account having a negative balance, capital account gross income for that taxable year and all subsequent taxable years shall be allocated to that Member in an amount necessary to eliminate the negative balance in the Member’s adjusted Capital Account as quickly as possible.  The provisions of this Section 3.9 are intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d)(3) of the Regulations and shall be construed in accordance with that intention.

3.10           Maintenance in Accordance with Law.  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §1.704-1(b)(2)(iv), and any successor Treasury Regulations, and Capital Accounts shall be maintained in compliance therewith.

ARTICLE IV
ACTION BY MEMBERS

4.1           Voting Rights of Members.  No Dissociated Member shall have the right to consent, approve or vote on any matter.  A Member who has assigned some, but not all, of his or her Units of the Company shall be treated as a Member and entitled to consent, approve or vote on all matters to the extent of his or her retained Units of the Company.

4.2           Meetings; Deadlocked Vote; Action without Meeting.

(a)           A meeting of the Members shall be held in each calendar year, at such time and on such date as the Members may determine.  If the annual meeting is not called and held within six months after the designated time, any Member may call the meeting at any time thereafter.

(b)           A quorum of Members holding a majority of the outstanding Units shall be required to commence any meeting of the Members.  Once a quorum has been established for any meeting, any action requiring the consent, approval or vote of Members at such meeting thereof may be taken only with the consent, approval or vote of a majority of the outstanding Units represented at the meeting.

(c)           One or more Members may participate in any meeting of the Member by means of conference telephone or similar communications equipment by which all Persons participating in the meeting can hear each other.

(d)           In the event that any matter brought to a vote of the Members results in a deadlock, the matter shall be brought before the Chief Executive Officer, who shall issue the deciding vote on the matter.  The right to such deciding vote of the Chief Executive Officer shall be granted irrespective of whether such Chief Executive Officer is also a Member of the Company; provided, however, that if the matter before the Members directly relates to the compensation or authority of the Chief Executive Officer, then in such event the Members shall mutually select an independent third party to render such deciding vote.

(e)           Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto in writing (executed personally or by proxy) shall be signed by all of the Members who would be entitled to vote at a meeting for such purpose.

ARTICLE V
MANAGEMENT AND RESTRICTIONS

5.1           Management.  The Company shall be managed and controlled by its Members.

5.2           Authority of Officers.  The day-to-day business of the Company shall be managed by and under the direction of the Chief Executive Officer and President and the other officers of the Company as elected from time to time by the Members (the “Officers”), who may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Certificate of Organization or by this Agreement directed or required to be exercised or done by the Members.  Notwithstanding the above, no Officer may do or permit to be done any of the following without the approval of the Members:

(a)           Any act or thing which the Act or this Agreement requires approval, consent to or authorization by the Members;

(b)           Voluntarily cause the dissolution of the Company;

(c)           Issue or sell any Units or any securities convertible into, or exercisable or exchangeable for, any Units;

(d)           Declare, set aside or make any distribution to a Member on any Units (except for such simultaneous distributions as are made to all Members on a pro rata basis in accordance with their ownership of Units);

(e)           Purchase, redeem, retire or otherwise acquire, or set aside any assets or deposit any funds for the purchase, redemption, retirement or other acquisition of, any Units;

(f)           Directly or indirectly, purchase or otherwise acquire, in one transaction or a series of related transactions (other than purchases of inventory in the ordinary course of business), any business or assets for a purchase price (including in such purchase price the fair market value of any non-cash consideration) in excess of 50% of the consolidated assets of the Company, computed in accordance with generally accept accounting principles, consistently applied, and determined on the basis of the most recently available quarterly or year-end consolidated financial statements of the Company without giving effect to such purchase or other acquisition;

(g)           Directly or indirectly, sell, lease, assign or otherwise transfer or dispose of, in one transaction or a series of related transactions (other than sales of inventory in the ordinary course of business), any business or assets having a fair market value in excess of 50% of the consolidated assets of the Company;

(h)           Enter into any agreement, or adopt any resolution in respect of (i) any merger of the Company with or into any corporation, limited liability company, partnership or other entity; (ii) any consolidation of the Company with any corporation, limited liability company, partnership or other entity; (iii) any transaction or series of related transactions in which the Company shall sell or otherwise transfer all or substantially all of its business, property or assets; or (iv) any dissolution, or liquidation or reorganization of the Company; or

(i)           Directly or indirectly, effect any reclassification of securities (including any reverse stock split), or recapitalization of the Company.

5.3           Compensation of Members.  Unless otherwise expressly approved by the Members, no Member shall not be entitled to any compensation for services or activities undertaken in his or her capacity as a Member of the Company.

ARTICLE VI
OFFICERS

6.1           Required Officers.  The Officers shall be elected by the Members and shall include, at minimum, a President, a Treasurer, and a Secretary.

The initial Officers of the Company shall be:

Deric Haddad                                           Chief Executive Officer/Chief Operating Officer
Heather Haddad                                           President and Treasurer
James Wylie                                           Vice President and Secretary

6.2           Election of Officers.  The Members may appoint such other officers and agents as they shall deem appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Members.

6.3           Compensation of Officers.  The salaries of all Officers, agents and employees of the Company shall be fixed by the Members.

6.4           Term of Office.  The Officers shall hold office until their successors are chosen and qualified.  Any officer elected or appointed by the Members may be removed at any time by the Members.  Any vacancy occurring in any office of the Company shall be filled by the Members.

6.5           Duties of the Chief Exectuive Officer.  The Chief Executive Officer shall preside at all meetings of the Members.  He or she shall have general and active management of the day-to-day business and affairs of the Company and shall see that all orders and resolutions of the Members are carried into effect.  He or she shall execute bonds, mortgages and other contracts except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Members to some other Officer or agent of the Company.

6.6           Duties of Secretary.  The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Members in a book to be kept for that purpose.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Members, and shall perform such other duties as may be prescribed by the Members.

6.7           Duties of Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Members.  The Treasurer shall disburse the funds of the Company as may be ordered by the Members, taking proper vouchers for such disbursements, and shall render to the Members, at its regular meetings, an account of all transactions and of the financial condition of the Company.

ARTICLE VII
NOTICES

7.1           Notices.  Any notice or other communication which one or more Members or Officers may desire to give to the Members or Officers, shall be in writing, and shall be deemed effectively given upon personal delivery or upon deposit in any United States mail box, by registered or certified mail, return receipt requested, or upon confirmed facsimile transmission, for delivery to such other Member:

(a)           at the address, e-mail address, or facsimile number shown in the records of the Company, except that notice relating to Company meetings shall be in accordance with the Act; or

(b)           at such other address or facsimile number as such Member may designate by ten (10) days’ advance written notice to all other Members.

7.2           Waiver of Notice.  Whenever any notice is required to be given under the provisions of the statutes, the Certificate of Organization or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance by a Member at any regular or special meeting of the Members shall constitute a waiver of notice by such Member unless the Member’s attendance is solely to object to the form of the call of the meeting, and such Member does not thereafter vote or otherwise participate in the meeting.

ARTICLE VIII
ACCOUNTING AND RECORDS

8.1           Financial and Tax Reporting.  The Company shall prepare its financial statements and income tax information returns using such methods of accounting and tax year as the Members deem necessary or appropriate under the Code and Treasury Regulations.

8.2           Supervision; Inspection of Books.  Proper and complete books of account and records of the business of the Company shall be kept under the supervision of the Officers at the Company’s principal office and at such other place as designated by the Members.  Such books and records shall be open to inspection, audit and copying by any Member, or its designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member’s Interest in the Company.  Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

8.3           Reliance on Records and Books of Account.  Any Member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by its Officers, any of its Members, employees or committees, or by any other Person, as to matters the Members reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

8.4           Tax Return.  The Officers shall, within ninety (90) days after the end of each Fiscal Year, file a Federal income tax information return and transmit to each Member a schedule showing such Member’s distributive Unit of the Company’s income, deductions and credits, and all other information necessary for such Members timely to file their Federal income tax returns.  The Officers similarly shall file, and provide information to the Members regarding, all appropriate state and local income tax returns.

ARTICLE IX
ALLOCATIONS

9.1           Allocation of Net Income or Net Loss.  For each Accounting Period, Net Income or Net Loss of the Company, upon approval of the Members, shall be allocated to the Members’ capital accounts in proportion to their ownership of Units.

9.2           Time of Allocations.  The Net Income or Net Loss of the Company for each Accounting Period shall be allocated to the Members at the end of the Accounting Period in accordance with the provisions of Section 9.1 above.

9.3           Special Tax Provisions.

(a)           The Members expect and intend that the Company shall be treated as a partnership for all federal income tax purposes and each Member agrees that they (i) will not on any federal, state, local or other tax return take a position, and shall not otherwise assert, inconsistent with such expectation and intent; or (ii) do any act or thing which could cause the Company to be treated as other than a partnership for federal income tax purposes.

(b)           Tax Allocations.  Except as otherwise provided in this Article IX, items of income, gain, loss or deduction recognized for income tax purposes shall be allocated in the same manner that the corresponding items entering into the calculation of Net Income and Net Loss are allocated pursuant to this Agreement.

(c)           Section 704(c) Adjustments.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to an asset, if any, contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Value upon contribution to the Company.

(d)           Section 754 Election.  A Section 754 election may be made for the Company at the sole discretion of the Members.  In the event of an adjustment to the adjusted tax basis of any LLC asset under Code Section 734(b) or Code Section 743(b) pursuant to a Section 754 election by the Company, subsequent allocations of tax items shall reflect such adjustment consistent with the Treasury Regulations promulgated under Sections 704, 734 and 743 of the Code.

(e)           Allocations upon Transfers of LLC Interests.  If, during an Accounting Period, a Member (the “Transferring Member”) transfers Units to another Person, items of Net Income and Net Loss, together with corresponding tax items, that otherwise would have been allocated to the Transferring Member with regard to such Accounting Period shall be allocated between the Transferring Member and the Substitute Member in accordance with their respective Units during the Accounting Period using any method permitted by Section 706 of the Code and selected by the Members.

ARTICLE X
DISTRIBUTIONS

10.1           Distributions.  All distributions by the Company to Members shall be made to the Members in such amounts and at such times as is determined by the Members.

10.2           Mandatory Distributions.  In order to permit Members to pay taxes on their allocable unit of the taxable income of the Company, the Officers shall cause the Company to distribute, not later than February 28 of each year, an amount equal to the excess, if any, of (i) the product of the taxable income of the Company determined on a cumulative basis for all years (through and including the immediately preceding tax year) of the Company multiplied by 45%, over (ii) all amounts previously distributed pursuant to this Section 10.2 The percentage referred to in clause (i) above shall be increased (or decreased) from time to time by the increase (or decrease) in the maximum rate of tax imposed on individual taxpayers under the Code.

10.3           No Other Withdrawals.  Except as provided in this Article X, no withdrawals or distributions shall be required or permitted.

ARTICLE XI
TRANSFER RESTRICTIONS

11.1           Restrictions on Transfer.

(a)           General Rule.  No Member shall give, sell, transfer, encumber, assign, pledge, hypothecate or otherwise dispose of (collectively, “Transfer”) all or any part of his or her Units, or agree to Transfer all or any part of his or her Units, unless such Member shall have first complied with the provisions of this Article XI and such Member causes the transferee to be bound by and become a party to this Agreement.  The death or disability of a Member shall, for the purposes of this Agreement, unless otherwise specifically excepted herein, constitute a proposed Transfer.  An order or decree of a court of competent jurisdiction ordering the sale or transfer of all or any part of the Units of a Member shall constitute a proposed Transfer for purposes of this Agreement.  A Member shall give notice to the Company of every proposed Transfer.

(b)           Effect of Purported Transfer.  Any purported Transfer of all or part of a Member's Units that is not in accordance with the provisions of this Agreement shall be null and void, and shall not operate to Transfer any right, title or interest in the Units to the purported transferee.  The Company shall not cause or permit the Transfer of any Units to be made on its books unless the Transfer is permitted by this Agreement and has been made in accordance with its terms.

11.2           Purchase Rights Upon Proposed Transfer.

(a)           Grant of Right of First Refusal.  The Company is hereby granted a right of first refusal exercisable in connection with any Member’s proposed Transfer of such Member’s Units to any Person or entity.

(b)           Required Notice.  If a Member (the “Selling Member”) receives a bona fide third-party offer, from a Person who is not already a Member, whether or not solicited, to Transfer all, but only all, of the Selling Member’s Units, then the Selling Member shall promptly furnish to the Company (i) written notice (the “Proposed Transfer Notice”) of the principal terms and conditions of the offer, together with the purchase price, identity of the third-party offeror, and any reasonable background information regarding the third-party offeror requested by the Company, and (ii) proof, satisfactory to the Company, that the Transfer would not result in a violation of the Securities Act of 1933, as amended, or any other applicable statute of any jurisdiction; would not result in a termination of the Company for federal or state income tax purposes; would not result in the Company being taxed as a corporation for federal or state income tax purposes; and would not result in a violation of any law, rule or regulation by the Member, the proposed transferee, the Company or the other Members.  No third-party offer to purchase Units of a Member shall be valid unless such offer includes all of such Member’s Units

(c)           Company’s Exercise of Right.  Upon receipt of a notice of a proposed Transfer, the Company shall have the right to purchase the portion of the Selling Member’s Units that are the subject of the Transfer (i) at the price set forth in the Proposed Transfer Notice in the case of a third-party offer pursuant to Section 11.2(b); or (ii) in the case of all other Proposed Transfers, unless otherwise specifically excepted herein the Purchase Price determined by an Appraiser selected by agreement of Selling Member and the Company.  The Company and the Selling Member shall select the Appraiser within ten (10) days following the Company's receipt of the Proposed Transfer Notice.  The Appraiser shall have fifteen (15) days from the date of his appointment to determine the Purchase Price for the Selling Member's Units.  The determination of the Purchase Price by the Appraiser shall be conclusive and binding upon the Selling Member and the Company.  The Company’s right to purchase shall be exercisable by delivering a written notice (the “Company Exercise Notice”) to the Selling Member within thirty (30) days of the date the Appraiser determines the purchase price.

(d)           Secondary Right of  Members.   If the Company does not exercise its right of first refusal with respect to all of the Selling Member’s Units that are the subject of the Transfer within the thirty (30) day period set forth in Section 11.2(c), the Members (each a “Purchasing Member”) shall, for a period of thirty (30) days following the expiration of the Company’s right of first refusal, have the right to purchase the Selling Member’s Units that are the subject of the Transfer, at the Purchase Price determined by the terms of Section 11.2(c) above.  In the event that more than one of the Purchasing Members wishes to purchase the Selling Member’s Units, the right to purchase shall be allocated among the Purchasing Members who desire to acquire the remaining Selling Member's Units pro rata in proportion to their respective membership interests or as otherwise agreed among them.

(e)           Purchasing Member’s Exercise of Right.  Each Purchasing Member’s secondary right to purchase the remaining Selling Member’s Units shall be exercisable by delivering a written notice (the “Member Exercise Notice”) to the Selling Member prior to the expiration of the thirty (30) day period.  Such Member Exercise Notice shall set forth the number of the Selling Member’s Units that the exercising Member desires to purchase.

(f)           Full Exercise of Rights.  If the purchase rights of the Company and the Purchasing Members are exercised with respect to all of the Selling Member’s Units specified in the Proposed Transfer Notice, then the Company and/or the Purchasing Members (whichever the case may be) shall effect the purchase of the Selling Member’s Units; and the Selling Member shall deliver to the Company and/or Purchasing Member such transfer documentation representing the Selling Member’s Units to be purchased as the purchasers may reasonably require.  The closing shall then be held no later than ninety (90) days following the Company’s receipt of the Proposed Transfer Notice.

(g)           Partial Exercise of Rights.  In the event that the Company and/or the Purchasing Members (whichever the case may be) make a timely exercise of their purchase rights which, in the aggregate, provide for the repurchase of less than all of the Selling Member’s Units specified in the Proposed Transfer Notice, or in the event that the Company and the Purchasing Members do not elect to repurchase any of the Selling Member's Units, the Selling Member may Transfer all, but only all, of the Units not so purchased by the Company and/or the Purchasing Members pursuant to the terms and conditions of the Proposed Transfer Notice; provided, however, if the Selling Member does not Transfer his or her entire Units pursuant to the Proposed Transfer Notice within sixty (60) days after the termination of the repurchase rights created under this Section 11, or in the event that the Company and the Purchasing Members do not elect to repurchase the Selling Member's Units, the Selling Member may not thereafter Transfer his or her Units without again complying with the provisions of this Section 11.

(h)           Voting.  Any decision by the Company to acquire any Units pursuant to this Section 11 shall be subject to the approval of a Majority-in-Interest of the Members, provided that the Member whose Units are for sale shall not be entitled to vote.

(i)           Rights of Transferee.  In the event that the Selling Member Transfers any or all of his or her Units to a transferee in accordance with this Section 11, such transferee shall have no right to vote or to participate in the management of the business and affairs of the Company or to become a Member unless such transferee executes and becomes a party to this Agreement.

ARTICLE XII
INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1           Indemnification.

(a)           To the fullest extent permitted by the Act and by law, the Officers and Members (herein referred to as “Indemnitees”) shall, in accordance with this Section 12.1 be indemnified and held harmless by the Company from and against any and all loss, claims, damages, liabilities joint and several, expenses, judgments, fines, settlements and other amounts arising from any and all claims (including reasonable legal expenses), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company, its properties, business or affairs, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct of such Indemnitee was unlawful.  The termination of a proceeding by judgment, order, settlement, conviction, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful (unless there has been a final adjudication in the proceeding that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; or that the Indemnitee did have reasonable cause to believe that the Indemnitee’s conduct was unlawful).

(b)           The Company may also indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was an officer, employee or agent of the Company, against expenses actually or reasonably incurred by such Person in connection with the defense or settlement of such action, if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, except that indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for misconduct in the performance of the Person’s duty to the Company only to the extent that the court in which such action or suit was brought, or another court of appropriate jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  To the extent that the Person has been successful on the merits or otherwise in defense of any proceedings referred to herein, or in defense of any claim, issue or matter therein, the Person shall be indemnified by the Company against expenses actually and reasonably incurred by the Person in connection therewith.  Notwithstanding the foregoing, no Person shall be entitled to indemnification hereunder for any conduct arising from the gross negligence or willful misconduct of such Person or reckless disregard in the performance of its duties hereunder.

(c)           Expenses (including attorneys’ fees) incurred in defending any proceeding under Sections 12.1(a) or (b) may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee or Person to repay such amount if it shall ultimately be determined that the Indemnitee or Person is not entitled to be indemnified by the Company as authorized hereunder.

(d)           The indemnification provided by this Section 12.1 shall not be deemed to be exclusive, of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a Person’s official capacity and to action in another capacity.

(e)           The Officers shall have power to purchase and maintain insurance on behalf of the Company, the Officers, employees or agents of the Company and any other Indemnitees at the expense of the Company, against any liability asserted against or incurred by them in any such capacity whether or not the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

12.2           Limitation of Liability.  Notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company; and no Officer or Member shall be obligated personally for any such debt, obligation or liability of the Company solely be reason of being an Officer or Member of the Company.

ARTICLE XIII
TERMINATION

13.1           Termination.  The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)           the vote of Members;

(b)           the death, Bankruptcy or dissolution of a Member (a “Dissolution Event”), and the failure of Members who remain to consent to continue the business of the Company within 90 days following the occurrence of any such event, pursuant to Section 13.2(a) below; or

(c)           the entry of a decree of judicial dissolution under the Act.

13.2           Continuation of the Company.  Notwithstanding Section 13.1(b) above, the Company shall not be dissolved if, pursuant to the Act and within 90 days following such occurrence, a majority in interest (excluding any Dissociating Members from all aspects of such computation) shall elect to continue the business of the Company by a declaration in writing or otherwise by their actions.

13.3           Authority to Wind Up.  The Officers shall have all necessary power and authority required to marshal the assets of the Company, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the Company.  In particular, the Officers shall have the authority to continue to conduct the business and affairs of the Company insofar as such continued operation remains consistent, in the judgment of the Officers, with the orderly winding up of the Company.

13.4           Winding Up and Certificate of Cancellation.  The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members.  Upon the completion of winding up of the Company, a Certificate of Dissolution shall be filed with the Pennsylvania Department of State.

13.5           Distribution of Assets.  Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Officers.  The assets of the Company shall be distributed as follows in accordance with the Act:

(a)           to creditors of the Company in the order of priority provided by law;

(b)           to Members and Dissociated Members for any amounts the Company owes them, other than in respect of the net credit balance of their Capital Accounts; and

(c)           to the Members in proportion to their ownership of Units.

ARTICLE XIV
DEFINITIONS

14.1           Definitions.  The following terms shall have the meanings set forth for purposes of this Agreement:

(a)           “Accounting Period” shall mean for each Fiscal Year the period beginning on the 1st of January and ending on the 31st of December.

(b)           “Agreement” shall mean this Limited Liability Company Operating Agreement as the same shall be amended from time to time.

(c)           “Additional Member” shall mean a Member admitted as a Member after the date this Agreement becomes effective.

(d)           “Appraiser” shall mean an independent appraiser with experience in valuing businesses in the clean room industry.

(e)           “Bankruptcy” shall mean with respect to any Person that a petition shall have been filed by or against such Person as a “debtor” and the adjudication of such Person as a bankrupt under the provisions of the bankruptcy laws of the United States of America shall have commenced, or that such Person shall have made an assignment for the benefit of its creditors generally or a receiver shall have been appointed for substantially all of the property and assets of such Person.

(f)           “Capital Contribution” of a Member shall mean that amount of capital actually contributed by the Member to the Company pursuant to Article III hereof.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           "Company" shall mean Haddad-Wylie Industries, LLC, a Pennsylvania limited liability company or such other name as the Company may adopt from time to time.

(i)           “Dissociated Member” shall have the meaning given that term in Section 2.6 hereof.

(j)           “Fair Market Value” of each outstanding Unit shall be the value of the Company, as determined by an independent appraiser with experience in valuing businesses in the clean room industry, divided by the number of Units then outstanding.

(k)           “Fiscal Year” shall mean the period from January 1 to December 31 of each year, or as otherwise required by law.

(l)           “Founding Member” shall mean any one or more of Deric Haddad, Heather Haddad, or James Wylie.

(m)           “Members” shall mean all Members, including substitute Members, and Additional Members, but does not include assignees.

(n)           “Net Income or Net Loss” shall mean for any Accounting Period the amount computed as of the last day thereof of the net income or loss computed under generally accepted accounting principles.

(o)           “Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

(p)           “Treasury Regulations” means regulations issued pursuant to the Code.

ARTICLE XV
MISCELLANEOUS

15.1           Amendment.  This Agreement may be amended only with the written consent of the Members; provided however, that no amendment of Articles XII or XIII shall be effective against any Member who has not consented thereto.

15.2           Legends.  The certificates issued by the Company, if any, evidencing a Member’s interest in the Company shall bear a legend to the effect that the Units have not been registered under the Securities Act of 1933, as amended, and are subject to the restrictions on transferability and sale set forth in this Agreement and under the Act.

15.3           Further Assurances.  The parties agree to execute and deliver any further instruments or documents and perform any additional acts which are or may become necessary to effectuate and carry on the Company created by this Agreement.

15.4           Binding Effect.  Subject to the restrictions on transfer set forth in Article XII, this Agreement shall be binding on and inures to the benefit of the Members and their respective transferees, successors, assigns and legal representatives.

15.5           Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

15.6           Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

15.7           Effective Date.  This Agreement shall be deemed to be effective as of the date first noted above.

15.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which may be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Doc. #1357716.5

HADDAD-WYLIE INDUSTRIES, LLC
[COUNTERPART SIGNATURE PAGE TO OPERATING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Operating Agreement of Haddad-Wylie Industries, LLC as of the day and year first above written.

MEMBERS:

Signature: ____________________________
Deric Haddad

Signature: ____________________________
Heather Haddad

Signature: ____________________________
James Wylie

Signature: ____________________________
Christopher Jacobs

SPOUSAL JOINDER

By his or her execution below, each below-named spouse (i) acknowledges and agrees that he/she may be waiving certain marital rights that he/she may have pursuant to the laws of the Commonwealth of Pennsylvania respecting to the Units of the Company held by his or her spouse; (ii) agrees to become a party to and bound by the terms and provisions contained in the Operating Agreement of Haddad-Wylie Industries, LLC to which this Joinder is attached, including but not limited to Article II; and (iii) acknowledges that he/she has had an opportunity to review said Agreement.

Signature: ____________________________
Maureen Wylie

Signature: ____________________________
Denise Jacobs